EXHIBIT 10.1
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of the 30th day of September, 2016 by and between A. SCHULMAN, INC., a Delaware corporation (the “Employer” or “Company”), and JOHN RICHARDSON (the “Employee”), to be effective the 1st day of October, 2016.
WHEREAS, the Company intends to employ the employee, and the Employee intends to become employed by the Company, as an executive officer;
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties hereto agree as follows:

1.	DEFINED TERMS

The definitions of capitalized terms used in this Agreement (unless stated where first used) are provided in Section 20 hereof.

2.	EMPLOYMENT

Employer hereby agrees to employ Employee as Executive Vice President, Finance, effective October 1, 2016, and as Executive Vice President and Chief Financial Officer, effective November 1, 2016, and the Employee hereby accepts such employment on the terms and conditions herein contained.

3.	DUTIES AND CONDITIONS OF EMPLOYMENT

3.1    DUTIES. The Employee shall devote his entire business time, attention and energies to the Employer and shall not engage in any conduct which shall reflect adversely upon the Employer. The Employee shall perform such duties for the Employer as may be assigned to one in his executive status and capacity by the Chief Executive Officer or the Board of Directors of the Company (“Board”). The Employee shall serve diligently and to the best of his ability.

During his employment by the Employer, the Employee shall not, without the Company’s prior written consent, be engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, except that notwithstanding the foregoing, he may invest his personal funds for his own account; provided that such investment shall be passive and not controlling in any such investment and subject to the provisions of Section 13.2 hereof and provided further that he will not be required to provide any substantial services on behalf of such enterprise. Notwithstanding the foregoing, the Employee may serve on the boards of directors of other corporations during the Term as long as the Employee notifies the Employer’s Chief Executive Officer and the Chief Executive Officer determines that such service does not interfere with the performance of his duties hereunder and is in compliance with other applicable policies of the Company and the Board.
3.2    CONDITIONS. The Employee shall be provided with suitable office space, furnishings, secretarial and administrative assistance. Without the Employee’s consent, the Employee shall not be required to report principally to an office located more than fifty (50) miles from Akron, Ohio. In addition to the foregoing, Employee shall be entitled to receive the benefits and other compensation described in Exhibit A attached hereto, the terms of which are incorporated herein.

4.	TERM OF AGREEMENT; TERMINATION OF EMPLOYMENT; ESCROW DURING DISPUTE

4.1    TERM OF AGREEMENT. The “Term” for this Agreement shall commence on October 1, 2016 and shall end on October 31, 2018, provided, however, that Employee may, upon providing written notice to Employer at least ninety (90) days prior to October 31, 2018, extend the Term for one additional year until October 31, 2019. If a Change in Control shall have occurred during the Term of this Agreement, Sections 7 and 8 and 10 through 21 of this Agreement shall continue in effect until at least the end of the Change-in-Control Protective Period (whether or not the Term of this Agreement shall have expired for other purposes). Nothing in this Agreement shall amend, modify or alter compensation paid or awards settled to the Employee prior to the commencement of the Term. At the end of the Term, Employee will be an employee-at-will of the Company and the Company may terminate the Employee’s employment at any time, for any reason or for no reason, with or without cause.

4.3    TERMINATION OF EMPLOYMENT. The Company may terminate the employment of the Employee for Cause pursuant to this Agreement. Prior to any Change in Control, the Employee may terminate his employment pursuant to this Agreement if the Employer fails to make full and timely payments of any of the sums provided for in Exhibit A, Sections 5 and 6 hereof (subject to Section 7.2 hereof), or otherwise shall breach its covenants hereunder in any material respect, including but not limited to, (i) a diminution in Employee's title, authority, duties, responsibilities or reporting relationship; or (ii) a material adverse change in the reporting structure applicable to the Employee ("Resignation for Cause"). A termination of employment by the Employee due to Resignation for Cause will entitle the Employee to the same benefits as if the Employee’s employment was terminated without Cause. Employee may terminate his employment pursuant to this Agreement by providing written notice of voluntary termination of employment due to retirement. Any termination of employment other than a termination by the Company for Cause shall be a Retirement under any Equity Incentive Plan pursuant to which Awards are granted.

4.3    ESCROW DURING A TERMINATION DISPUTE. Prior to any Change in Control, if the Employee is terminated for Cause, and, within thirty (30) days of such termination, Employee notifies the Employer of his intention to adjudicate such termination as improper, the Employer agrees that it will deposit with KeyBank, National Association (or any successor thereto), as Escrow Agent the installments of the Employee’s Base Salary and any bonuses due to be paid (as provided in Section 5 below) as the same would have become payable but for such termination (“Escrow Amount”). In the event of a final adjudication by a tribunal of competent jurisdiction that such termination was not for Cause, then the Escrow Amount, plus any interest earned thereon, shall be delivered promptly to the Employee. If such adjudication shall be in favor of the Employer, the Escrow Agent shall return the Escrow Amount, plus such interest, to the Employer.
The Escrow Amount shall not be deemed to be liquidated damages but the Employer shall be entitled to a credit against any such award to the extent of the sums so delivered to the Employee.

5.	COMPENSATION

The Employer agrees to pay to the Employee as compensation for his services hereunder a Base Salary equal to the fixed annual salary as shown on Exhibit A hereto and as will be shown on the Employer's employment records, payable in substantially equal weekly, biweekly, bimonthly or monthly installments, as the case may be, in a manner consistent with the Employer’s payroll practices, as the same may be changed from time to time. The Base Salary may be discretionarily increased by the Compensation Committee of the Board from time to time as it deems appropriate in its reasonable business judgment and based upon the recommendations of the Chief Executive Officer from evaluations of Employee’s performance. The Base Salary in effect from time to time shall not be decreased during the Term (except as provided in Section 7.2).
It is understood and agreed that the Employee’s compensation may not be limited to his Base Salary and that the Employee may receive an Annual Bonus, incentive compensation and/or equity awards in the amounts, if any, determined annually by the Employer and/or as further described on Exhibit A.
The Employee shall also be entitled to participate (at Employee's election) in employee compensation and benefit plans available generally to executives of the Employer (including, without limitation, any tax-qualified profit sharing plan, nonqualified profit sharing plan, life insurance plan and health insurance plan) on a level appropriate with his position and on the same terms and conditions as offered to other executive officers of the Company, and shall receive the employee fringe benefits available generally to executives of the Employer in accordance with Employer policies.
The Employee will also be entitled to the other compensation elements described in Exhibit A in the manner set forth therein.

6.	EXPENSES

6.1    GENERALLY. Employee is authorized to incur during the Term reasonable expenses for promoting the business of the Employer, including expenses for entertainment, travel and similar items. The Employer shall reimburse the Employee in accordance with the Employer’s policy for all such expenses upon the presentation by the Employee, from time to time, of an itemized account of such expenditures.
6.2    ATTORNEY FEES. Employee is authorized to incur, and Employer will reimburse, reasonable attorney fees and accounting fees not to exceed $10,000 for reviewing this Agreement and advising Employee in connection with such review.

7.	PRE-TERMINATION COMPENSATION; DISABILITY

7.1    NORMAL PRE-TERMINATION COMPENSATION. If the Employee’s employment shall be terminated for any reason during the Term (or, if later, prior to the end of the Change-in-Control Protective Period), the Employer shall pay the Employee’s Base Salary to the Employee through the Date of Termination at the rate in effect at the time the Notice of Termination is given (subject to Section 7.2 hereof) within thirty (30) days following the Date of Termination, together with all compensation and benefits payable to the Employee through the Date of Termination under the terms of any compensation or benefit plan, program or arrangement maintained by the Employer during such period. Subject to Sections 8, 9, 10 and 11 hereof, after completing the expense reimbursements required by Section 6 hereof and making the payments and providing the benefits required by this Section 7, the Employer shall have no further obligations to the Employee under this Agreement.

7.2    DISABILITY ADJUSTMENT TO BASE SALARY PAYMENTS. During the Term (or, if later, prior to the end of the Change-in-Control Protective Period), during any period that the Employee is Disabled but in no event for more than twenty-four (24) months (the “Disability Period”), the Employer shall pay only sixty percent (60%) of the Employee’s Base Salary to the Employee at the rate in effect at the commencement of any such Disability Period (less amounts, if any, payable to the Employee at or prior to the time of any such Base Salary payment under disability benefit plans of the Employer or under the Social Security disability insurance program). After six (6) months of Disability, the Employer shall have the right to terminate the Employee’s employment pursuant to this Agreement and all Base Salary payments shall cease; provided, however, that the sixty percent (60%) payments described in the foregoing sentence, as well as medical benefits for the Employee and his dependents if Employee elects to be a participant in connection with such benefits, shall continue for the Disability Period. All payments made pursuant to this Section 7.2 shall be made in accordance with the regular payroll practices of the Employer. Except to the extent provided in this Section 7.2, all Base Salary payments to the Employee shall be abated during the Disability Period. Subject to Sections 8, 9, 10 and 11 hereof, after completing the expense reimbursements required by Section 6 hereof and making the payments and providing the benefits required by this Section 7, the Employer shall have no further obligations to the Employee under this Agreement.

8.	NORMAL POST-TERMINATION PAYMENTS; CONTINUATION PAY; TERMINATION PAY; PROMPT PAYMENT

Wherever used in this Agreement, the words “terminate,” “terminated” or “termination” in connection with the Employee’s employment shall mean the Employee’s “separation from service,” within the meaning of Section 409A of the Code and Treasury Regulation Section 1.409A-1(h), from the Employer and any person with whom the Employer would be considered a single employer under Sections 414(b) and (c) of the Code.
8.1    NORMAL POST-TERMINATION PAYMENTS. If the Employee’s employment shall be terminated for any reason during the Term of this Agreement (or, if later, prior to the end of the Change-in-Control Protective Period), the Employer shall pay the Employee’s normal post-termination compensation and benefits to the Employee as such payments become due. Such post-termination compensation and benefits shall be determined under, and paid in accordance with, the Employer’s retirement, insurance and other compensation or benefit plans, programs and arrangements (other than this Agreement).

8.2    CONTINUATION PAY; TERMINATION PAY. Notwithstanding anything to the contrary in Sections 7.2, 9.1 or 10.1 hereof, if the laws governing this Agreement shall require that the Employer continue to pay or otherwise compensate the Employee for any period of time following termination of the Employee’s employment (“Continuation Pay”) or if such laws require certain amounts of severance pay, termination compensation or the like (collectively, “Termination Pay”), then to the fullest extent permitted by law any payments to the Employee pursuant to Section 7.2, 9.1 or 10.1 hereof shall be included in the calculation of Continuation Pay and Termination Pay and such payments shall be deducted from the amount of Continuation Pay or Termination Pay due the Employee.

8.3    TIME OF PAYMENTS. Any payments due under Sections 5, 6, 7 or 9 hereof or this Section 8 shall be made as specified in such sections and shall be made to the Employee or in accordance with Section 14.2 hereof, as the case may be. Notwithstanding anything in this Agreement to the contrary, if the Employee is a “specified employee,” within the meaning of Section 409A of the Code and as determined under the Company’s policy for determining specified employees, on the Date of Termination, all payments under this Agreement that are subject to Section 409A of the Code and become payable in connection with the Employee’s termination shall not be paid (or commence to be paid) until the first business day of the seventh month following the Date of Termination (or, if earlier, the Employee’s death). The first payment that can be made shall include the cumulative amount of any amounts that could not be paid during such postponement period.

9.	POST-TERMINATION PAYMENTS UPON TERMINATION (PRIOR TO A CHANGE IN CONTROL) BY DEATH OR BY THE EMPLOYER WITHOUT CAUSE

9.1    DEATH BENEFIT. If the Employee’s employment shall be terminated by death during the Term or, if later, prior to the end of the Change-in-Control Protective Period, then, in addition to the compensation and benefits provided by Sections 7.1 and 8 hereof, within ninety (90) days following the Employee’s death, the Employer shall pay a lump sum amount equal to sixty percent (60%) of the Base Salary for twenty-four (24) months in accordance with Section 14.2.

9.2    TERMINATION BY THE EMPLOYER WITHOUT CAUSE. If the Employer shall terminate the Employee’s employment during the Term and prior to a Change in Control, without Cause (but not for Disability or in connection with the Employee’s death), the Employer shall pay the Employee commencing within sixty (60) days following termination (or with respect to Section 9.2(d) below within sixty (60) days following the end of the respective performance period), in consideration of Employee’s obligations under Section 13.2, and only if those obligations continue to be met during this payment period: (a) the greater of either his Base Salary until the end of the Term or his Base Salary for a period of twelve (12) months, in accordance with Employer’s regular payroll practices; (b) Bonus(es) with respect to each August 31 remaining in the Term in amount(s) equal to Employee annual Base Salary and payable in each case on the next October 31; (c) vesting of any unvested units from the award of restricted stock units issued the effective date of this Agreement in accordance with paragraph 2 of Exhibit A (the “RSU Award”), (d) vesting of any other equity award which has time-based vesting (an “Other Time-Based Award”) in accordance with the terms of the agreements for such Other Time-Based Awards; and (e) vesting of any equity award which has performance-based vesting (a “Performance-Based Award”) in accordance with the terms of the agreements for such Performance-Based Awards (the RSU Awards, Other Time-Based Awards, and Performance-Based Awards, collectively the “Awards”). Notwithstanding the foregoing, any Performance-Based Award shall vest if, and only if, at the end of the applicable performance period the performance criteria for each Performance-Based Award is achieved and then only to the extent of such achievement. The pro-rata portion of the Awards to which the Employee shall be entitled or eligible to have vested pursuant to this Section 9.2 shall be determined by multiplying the number of shares then subject to such Awards by a fraction, the numerator of which is the number of whole months elapsed from the date of grant of the Award until the Date of Termination and the denominator of which is the number of whole months for the regularly scheduled vesting of such Awards.

10.	SEVERANCE PAYMENTS; BEST NET EFFECTS

10.1    SEVERANCE PAYMENTS. The Employer shall pay the Employee the payments described in this Section 10.1 (the “Severance Payments”) upon the termination of the Employee’s employment following a Change in Control and prior to the end of the Change-in-Control Protective Period, in addition to any payments and benefits to which the Employee is entitled under Sections 5, 6, 7 and 8.1 hereof, unless such termination is (i) by the Employer for Cause, (ii) by reason of death or Disability, or (iii) by the Employee without Good Reason. For purposes of this Agreement, the Employee’s employment shall be deemed to have been terminated by the Employer without Cause following a Change in Control or by the Employee with Good Reason following a Change in Control, as the case may be, if (I) the Employee’s employment is terminated without Cause prior to a Change in Control and such termination was at the request or direction of a Person who has entered into an agreement with the Employer the consummation of which would constitute a Change in Control, (II) the Employee terminates his employment with Good Reason prior to a Change in Control and the circumstance or event which constitutes Good Reason occurs at the request or direction of such Person, or (III) the Employee’s employment is terminated by the Employer without Cause prior to a Change in Control (but following a Potential Change in Control) and such termination is otherwise in connection with or in anticipation of a Change in Control which actually occurs. For purposes of any determination regarding the applicability of the immediately preceding sentence, any position taken by the Employee shall be presumed to be correct unless the Employer establishes to the Committee by clear and convincing evidence that such position is not correct.

(A)    In lieu of any further salary payments to the Employee for periods subsequent to the Date of Termination and in lieu of any severance benefit otherwise payable to the Employee, the Employer shall pay to the Employee a lump sum severance payment, in cash, equal to two (2) times the sum of (i) the greater of the Employee’s Base Salary in effect immediately prior to the occurrence of the event or circumstance upon which the Notice of Termination is based or the Employee’s Base Salary in effect immediately prior to the Change in Control, and (ii) the greater of (x) the annual Bonus earned by the Employee in respect of the Employer’s fiscal year immediately preceding that in which the Date of Termination occurs, (y) the average annual Bonus so earned in respect of the two fiscal years immediately preceding that in which the Change in Control occurs, or (z) $350,000. Of the foregoing payments, one-half of all such payments shall be in consideration of and allocated to Employee’s obligations under Section 13.2.
(B)     For 18 months after the Employee’s Date of Termination, the Company will maintain in full force and effect, for the Employee’s continued benefit (and that of all family members and other dependents who were enrolled in the programs on the Employee’s Date of Termination) all life, medical and dental insurance programs in which the Employee (and members of the Employee’s family or other dependents) were participating or by which such individuals were covered immediately before the Employee’s Date of Termination. If the terms of any of such programs do not allow the continued participation described in the preceding sentence, the Company will: (i) provide benefits that are substantially similar (including eligibility conditions, conditions on benefits, the value of benefits and the scope of coverage) to those provided by the life, medical and dental insurance programs in which the Employee, members of the Employee’s family and dependents were participating immediately before the Employee’s Date of Termination; and (ii) ensure that any eligibility or other conditions on benefits under these programs, including deductibles and co-payments, will be administered by applying the Employee’s experience under any predecessor program in which the Employee (and members of the Employee’s family and dependents) were participating before Termination. With respect to this Section 10.1(B), any benefits or payments relating to medical and dental insurance that are provided after completion of the applicable continuation period permitted under the Consolidated Omnibus Budget Reconciliation Act of 1986, as amended, and any benefits or payments relating to life insurance shall be subject to the following: (A) the amount of expenses eligible for reimbursement or the benefits or payments provided under this Section 10.1(B) during any taxable year of the Employee may not affect the expenses eligible for reimbursement or the benefits or payments to be provided to the Employee in any other taxable year; (B) the reimbursement of an eligible expense must be made on or before the last day of the Employee’s taxable year following the taxable year in which the expense was incurred; and (C) the right to reimbursement or to such benefits or payments is not subject to liquidation or exchange for another benefit. To the extent that any benefit extended under this Section 10.1(B) would result in taxable compensation for the Employee, the Employee shall be solely responsible for any such taxes.
10.2    EXCESS PARACHUTE PAYMENT. Notwithstanding anything to the contrary in this Agreement, if any payments or benefits paid or payable to the Employee pursuant to this Agreement or any other plan, program or arrangement maintained by the Company or an Affiliate would constitute a “parachute payment” within the meaning of Section 280G of the Code, then the Employee shall receive the greater of: (a) one dollar ($1.00) less than the amount which would cause the payments and benefits to constitute a “parachute payment” or (b) the amount of such payments and benefits, after taking into account all federal, state and local taxes, including the excise tax imposed under Section 4999 of the Code payable by the Employee on such payments and benefits, if such amount would be greater than the amount specified in Section 10.2(a), after taking into account all federal, state and local taxes payable by the Employee on such payments and benefits. Any reduction to any payment made pursuant to this Section 10.2 shall be made consistent with the requirements of Section 409A of the Code.

10.3    Except as provided in Section 8.3 hereof, the payments provided in Sections 10.1(A) hereof shall be made within thirty (30) days following the later of (i) the Date of Termination or (ii) the

Change in Control. At the time that payments are made under this Section, the Employer shall provide the Employee with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Employer has received from auditors or consultants (and any advice which is in writing shall be attached to the statement).

10.4    The Employer also shall pay to the Employee all professional fees and expenses incurred by the Employee (including specifically legal, accounting and tax advisory fees) (i) in disputing in good faith any issue relating to the termination of the Employee’s employment following a Change in Control and prior to the end of the Change-in-Control Protective Period, (ii) in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement, or (iii) in connection with any tax audit or proceeding to the extent attributable to the application of Section 4999 of the Code to any payment or benefit provided hereunder. Such payments shall be made within five (5) business days after delivery of the Employee’s written requests for payment accompanied with such evidence of fees and expenses incurred as the Employer reasonably may require.

10.5    In consideration of, and as a pre-condition to, receipt of any of the payments or benefits set forth in this Section 10 or under Section 9 hereof, Employee shall execute and deliver to Employer a written release no later than thirty (30) days after the event of termination, in a manner compliant with the respective requirements for release of claims under the Age Discrimination in Employment Act and the Older Workers Benefit Protection Act, pursuant to which Employee shall fully and forever surrender, release, acquit and discharge the Employer, and its principals, stockholders, directors, officers, agents, administrators, insurers, subsidiaries, affiliates, employees, successors, assigns, related entities, and legal representatives, personally and in their representative capacities, and each of them (collectively, “Released Parties”), of and from any and all claims for costs of attorneys’ fees, expenses, compensation, and all losses, demands and damage of whatsoever nature or kind in law or in equity, whether known or unknown, including without limitation those claims arising out of, under, or by reason of Employee’s employment with the Employer or any of the Companies, Employee’s relationship with the Employer or any of the Companies and/or any termination of Employee’s employment relationship and any and all claims which were or could have been asserted in any charge, complaint, or related lawsuit. Notwithstanding the foregoing, no such release shall constitute a waiver of, or in any manner restrict or limit: (i) the Employee’s rights of indemnification relating to his status as an officer of the Employer, whether arising under Delaware law, contractually, or under Employer’s insurance coverage, or (ii) Employee’s rights as a shareholder, except that Employee waives any right to engage in any litigation as a shareholder, whether as a class action participant or on a derivative basis, based on alleged acts or omissions during his employment. If the thirty (30) day period during which Employee must execute and deliver the written release contemplated by this Section 10.5 begins in one calendar year and ends in a second calendar year, the payments or benefits set forth in this Section 10 or Section 9 hereof shall not commence until the first day of the second calendar year.

TERMINATION PROCEDURES

11.1    NOTICE OF TERMINATION. During the Term (and, if longer, until the end of the Change-in-Control Protective Period), any purported termination of the Employee’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with Section 15 hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated. Further, with respect to any purported termination of the Employee’s employment after a Change in Control and prior to the end of the Change-in-Control Protective Period, a Notice of Termination for Cause is required to include a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire membership of the Board at a meeting of the Board which was called and held for the purpose of considering such termination (after reasonable notice to the Employee and an opportunity for the Employee, together with the Employee’s counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Employee was guilty of conduct set forth in the definition of Cause herein, and specifying the particulars thereof in detail.

11.2    DATE OF TERMINATION. “Date of Termination,” with respect to any purported termination of the Employee’s employment during the Term (and, if longer, prior to the end of the Change-in-Control Protective Period), shall mean the date of the Employee’s “separation from service” within the meaning of Section 409A of the Code and Treasury Regulation Section 1.409A-1(h). Any Notice of Termination relating to a termination for Disability shall be provided thirty (30) days prior to the Date of Termination (provided that the Employee shall not have returned to the full-time performance of the Employee’s duties during such thirty (30) day period). Any Notice of Termination relating to the termination of the Employee’s employment by the Employer for any other reason shall be provided not less than thirty (30) days prior to the Date of Termination (except in the case of a termination for Cause). Any Notice of Termination relating to the termination of the Employee’s employment by the Employee for any other reason shall be provided not less than fifteen (15) days nor more than sixty (60) days prior to the Date of Termination.

11.	NO MITIGATION

The Employer agrees that, if the Employee’s employment with the Employer terminates, the Employee is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Employee by the Employer pursuant to this Agreement. Further, the amount of any payment or benefit provided for in this Agreement (other than Section 10.1(B) hereof) shall not be reduced by any compensation earned by the Employee as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Employee to the Employer, or otherwise.

12.	CONFIDENTIALITY; NON-COMPETITION AND NON-SOLICITATION

13.1    CONFIDENTIALITY. The Companies’ methods, plans for doing business, processes, pricing, compounds, customers and suppliers are vital to the Companies and, to the extent not made public by the Companies, constitute confidential information subject to the Companies’ proprietary rights therein. The Employee covenants and agrees that during the Term and at all times thereafter, the Employee will not, directly or indirectly, make known, divulge, furnish, make available or use, otherwise than in the regular course of the Employee’s employment by the Employer, any invention, product, process, apparatus or design of any of the Companies, or any knowledge or information in respect thereof (including, but not limited to, business methods and techniques), or any other confidential or so-called “insider” information of any of the Companies. This covenant shall apply without regard to the time or circumstances of any termination of the Employee’s employment. The covenants in this Section 13.1 do not apply to information that Employee can affirmatively demonstrate (i) is in the public domain through no act or omission of the Employee; (ii) was lawfully in the Employee’s possession prior to the date of this Agreement; or (iii) was lawfully disclosed by a third party to the Employee after the Date of Termination.

13.2    NON-COMPETITION AND NON-SOLICITATION. The Employee covenants and agrees that during the period of one (1) year following any termination of the Employee’s employment, the Employee will not, directly or indirectly, either as an individual for the Employee’s own account or as an investor, or other participant in, or as an employee, agent, or representative of, any other business enterprise:

(i)solicit, employ, entice, take away or interfere with, or attempt to solicit, employ, entice, take away or interfere with, any employee of the Employer or the Companies if such employee was employed by the Employer or the Companies at any time within six months of the Date of Termination; or
(ii)engage or participate in or finance, aid or be connected with any enterprise which competes with the business of the Companies, or any of them.
The geographical limitations of the foregoing shall include any country in which the Companies or any of them shall be doing business as of such date of such termination.
13.3    The Employee acknowledges that the covenants contained in this Section 13 are of the essence of this Agreement and said covenants shall be construed as independent of any other provisions of this Agreement. Recognizing the irreparable nature of the injury that could result from the Employee’s violation of any of the covenants and agreement to be performed and/or observed by the Employee pursuant to the provisions of this Section 13, and that damages would be inadequate compensation, it is agreed that any violations by the Employee of the provisions of this Section 13, shall be the proper subject for immediate injunctive and other equitable relief to the Employer.

13.	SUCCESSORS; BINDING AGREEMENT

14.1    In addition to any obligations imposed by law upon any successor to the Employer, the Employer will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Employer to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession had taken place. Failure of the Employer to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle the Employee to terminate the Employee’s employment for Good Reason after a Change in Control. Except as provided in this Section 14.1, this Agreement shall not be assignable by either party without the written consent of the other party hereto.

14.2    This Agreement shall inure to the benefit of and be enforceable by the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Employee shall die while any amount would still be payable to the Employee hereunder (other than amounts which, by their terms, terminate upon the death of the Employee) if the Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Employee’s estate.

14.	NOTICES

For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to the Employee, to the address shown for the Employee in the personnel records of the Employer and, if to the Employer, to the address set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:
To the Employer:
Chief Legal Officer
A. Schulman, Inc.
3637 Ridgewood Road

Fairlawn, Ohio 44333

With a copy to:
J. Bret Treier
Vorys, Sater, Seymour and Pease LLP
106 South Main Street, Suite 1100
Akron, Ohio 44308

15.	MISCELLANEOUS

No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Employee and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement supersedes all other agreements or representations, written, oral or otherwise, express or implied, with respect to the subject matter hereof which have been made by either party, except as expressly set forth in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Ohio. All references to sections of the Exchange Act or the Code shall be deemed also to refer to any successor provisions to such sections. Any payments provided for hereunder shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Employee has agreed. The obligations of the Employer and the Employee under this Agreement which by their nature may require (partial or total) performance after the expiration of the Term or the Change-in-Control Protective Period (including, without limitation, those under Sections 5 through 11 and Section 13 hereof) shall survive such expiration.

16.	VALIDITY

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

17.	COUNTERPARTS

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

18.	SETTLEMENT OF DISPUTES AFTER CHANGE IN CONTROL; ARBITRATION

After a Change in Control and prior to the end of the Change-in-Control Protective Period, all claims by the Employee for benefits under this Agreement shall be directed to and determined by the Committee and shall be in writing. Any denial by the Committee of a claim for benefits under this Agreement shall be delivered to the Employee in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon. The Committee shall afford a reasonable opportunity to the Employee for a review of the decision denying a claim and shall further allow the Employee to appeal to the Committee a decision of the Committee within sixty (60) days after notification by the Committee that the Employee’s claim has been denied. Any further dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Akron, Ohio, in accordance with the rules of the American Arbitration Association with respect to employment disputes then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. Notwithstanding any provision of this Agreement to the contrary, the Employee shall be entitled to seek specific performance of the Employee’s right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

19.	DEFINITIONS

For purposes of this Agreement, the following terms shall have the meanings indicated below:
(A)“Annual Bonus” has the meaning set forth on Exhibit A.

(B)“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Exchange Act.
(C)“Board” shall mean the Board of Directors of the Employer.

(D)“Cause” for termination by the Employer of the Employee's employment shall mean the following:
(I)Any act of fraud, embezzlement, misappropriation or conversion by the Executive of the assets or business opportunities of the Employer;

(II)Conviction of the Employee of (or plea by the Executive of guilty to) a felony (or a misdemeanor that originally was charged as a felony but was reduced to a misdemeanor as part of a plea bargain);

(III)Intentional and repeated material violations by the Employee of the Employer’s written policies or procedures or intentional and material breach of any contract with or violation of any legal obligation owed to the Employer provided that a breach or violation shall be considered intentional and material only if the Employee fails to cure to the best of the Employee’s ability such breach within thirty (30) days after delivery to the Employee of a notice from the Board specifying such breach; or

(IV)Willful engagement in gross misconduct or intentional misrepresentation that is materially and demonstrably injurious to the Employer, provided that such breach is not cured within thirty (30) days after delivery to the Employee of a written notice requesting cure.

For purposes of the above definition, no act or failure to act, on Employee’s part shall be deemed “willful” unless done, or omitted to be done, by the Employee not in good faith and without reasonable belief that the Employee's act or failure to act, was in the best interest of the Employer. In the event of a dispute concerning the application of the definition of Cause, no claim by the Employer that Cause exists shall be given effect unless the Employer establishes to the Committee by clear and convincing evidence that Cause exists.
(E)A “Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(I)the acquisition by any person (as defined under Section 409A of the Code), or more than one person acting as a group (as defined under Section 409A of the Code), of stock of the Company that, together with the stock of the Company held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company;

(II)the acquisition by any person, or more than one person acting as a group, within any twelve (12) month period, of stock of the Company possessing thirty percent (30%) or more of the total voting power of the stock of the Company;

(III)a majority of the members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or

(IV)the acquisition by any person, or more than one person acting as a group, within any twelve (12) month period, of assets from the Company that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

This definition of Change in Control shall be interpreted in a manner that is consistent with the definition of “change in control event” under Section 409A of the Code and the Treasury Regulations promulgated thereunder.
Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Employer immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Employer immediately following such transaction or series of transactions.
Further, notwithstanding the foregoing, any event or transaction which would otherwise constitute a Change in Control (a “Transaction”) shall not constitute a Change in Control for purposes of this Agreement if, in connection with the Transaction, the Employee participates as an equity investor in the acquiring entity or any of its affiliates (the “Acquiror”). For purposes of the preceding sentence, the Employee shall not be deemed to have participated as an equity investor in the Acquiror by virtue of (i) obtaining beneficial ownership of any equity interest in the Acquiror as a result of the grant to the Employee of an incentive compensation award under one or more incentive plans of the Acquiror (including, but not limited to, the conversion in connection with the Transaction of incentive compensation awards of the Employer into incentive compensation awards of the Acquiror), on terms and conditions substantially equivalent to those applicable to other executives of the Employer immediately prior to the Transaction, after taking into account normal differences attributable to job responsibilities, title and similar matters, (ii) obtaining beneficial ownership of any equity interest in the Acquiror on terms and conditions substantially equivalent to those obtained in the Transaction by all other stockholders of the Employer, or (iii) passive ownership of less than three percent (3%) of the stock of the Acquiror.
(F)“Change-in-Control Protective Period” shall mean the period from the occurrence of a Change in Control until the second anniversary of such Change in Control.

(G)“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(H)“Committee” shall mean (i) the individuals (not fewer than three (3) in number) who, immediately prior to a Potential Change in Control, constitute the Compensation Committee of the Board, plus (ii) in the event that fewer than three (3) individuals are available from the group specified in clause (i) above for any reason, such individuals as may be appointed by the individual or individuals so available (including for this purpose any individual or individuals previously so appointed under this clause (ii));

provided, however, that the maximum number of individuals constituting the Committee shall not exceed five (5).

(I)“Companies” shall mean, collectively, the Employer and each entity which was, is now and hereafter shall become a subsidiary of, or a parent of, the Employer, together with their respective successors and assigns.

(J)“Continuation Pay” shall mean those payments so described in Section 8.2 hereof.

(K)“Date of Termination” shall have the meaning stated in Section 11.2 hereof.

(L)“Disability” or “Disabled” shall mean: (i) the Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; (ii) the Employee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Employer; (iii) the Employee is determined to be totally disabled by the Social Security Administration or the Railroad Retirement Board;or (iv) Employee's physician renders a written opinion that Employee, by reason of any medically determinable physical or mental impairment, is no longer capable of substantially performing the duties contemplated by this Agreement.

(M)"Disability Period" shall have the meaning stated in Section 7.2 hereof.

(N)“Employee” shall mean the individual named in the first paragraph of this Agreement.

(O)“Employer” shall mean A. Schulman, Inc. and, except in determining under Section 20(E) hereof whether or not any Change in Control of the Employer has occurred, any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

(P)“Escrow Amount” has the meaning set forth in Section 4.3.
(Q)“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.
(R)“Good Reason” for termination by the Employee of the Employee’s employment shall mean the occurrence (without the Employee’s express prior written consent) after any Change in Control, or after any Potential Change in Control and prior to the end of the Change in Control Protective Period, of any one of the following acts by the Employer, or failures by the Employer to act, unless such act or failure to act is corrected prior to the Date of Termination specified in the Notice of Termination given in respect thereof:

(I)a diminution in the Employee’s base compensation or incentive compensation opportunity;

(II)the failure by the Company, to pay to the Employee any portion of the Employee’s current compensation, or to pay to the Employee any portion of an installment of deferred compensation under any deferred compensation program of the Employer, within seven (7) days of the date such compensation is due;

(III)the failure by the Company to continue in effect any compensation plan in which the Employee participates immediately prior to the Change in Control which is material to the Employee’s total compensation, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or the failure by the Company to continue the Employee’s participation therein (or in such substitute or alternative plan) on a basis not materially less favorable, both in terms of the amount of benefits provided and the level of the Employee’s participation relative to other participants, as existed at the time of the Change in Control;

(IV)the failure by the Company to continue to provide the Employee with benefits substantially similar to those enjoyed by the Employee under any of the Company's pension, life insurance, medical, health and accident, or disability plans in which the Employee was participating at the time of the Change in Control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive the Employee of any material fringe benefit enjoyed by the Employee at the time of the Change in Control, or the failure by the Company to provide the Employee with the number of paid vacation days to which the Employee is entitled on the basis of years of service with the Company in accordance with the Employer's normal vacation policy in effect at the time of the Change in Control;

(V)a diminution in the Employee's title, authority, duties, responsibilities or reporting relationships which are as generally described on Exhibit B;

(VI)a diminution in the authority, duties, or responsibilities of the supervisor to whom the Employee is required to report;

(VII)a material diminution in the budget over which the Employee retains authority;

(VIII)a reassignment of the Employee to an office location twenty-five (25) miles or more from the office location of the Employee prior to a Change in Control, except for required travel to an extent substantially consistent with the Employee’s business travel obligations prior to a Change in Control;

(IX)the failure by the Company, in the event the Employee consents to a relocation at the request of the Company or its successor, to pay (or reimburse the Employee) for all reasonable moving expenses incurred by the Employee relating to a change of the Employee's principal residence in connection with such relocation and to indemnify the Employee against any loss realized on the sale of the Employee’s principal residence in connection with any such change of residence; or

(X)any purported termination of the Employee’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Section 11.1 hereof; for purposes of this Agreement, no such purported termination shall be effective.

The Employee’s right to terminate the Employee’s employment for Good Reason shall not be affected by the Employee’s incapacity due to physical or mental illness. The Employee’s continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.
For purposes of any determination regarding the existence of Good Reason, any claim by the Employee that Good Reason exists shall be presumed to be correct unless the Employer establishes to the Committee by clear and convincing evidence that Good Reason does not exist.
(S)“Notice of Termination” shall have the meaning stated in Section 11.1 hereof.

(T)“Person” shall have the meaning given in Section 3(a) (9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Employer or any of its subsidiaries, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Employer or any of its subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the stockholders of the Employer in substantially the same proportions as their ownership of stock of the Employer.

(U)“Potential Change in Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

(I)the Employer enters into an agreement, the consummation of which would result in the occurrence of a Change in Control within six (6) months following the Date of Termination;

(II)the Employer or any Person publicly announces an intention to take or to consider taking actions which, if consummated, would constitute a Change in Control;

(III)any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Employer representing fifteen percent (15%) or more of either the then outstanding shares of common stock of the Employer or the combined voting power of the Employer's then outstanding securities; or

(IV)the Board adopts a resolution to the effect that, for purposes of this Agreement, a Potential Change in Control has occurred.

(V)“Severance Payments” shall mean those payments described in Section 10.1 hereof.

(W)“Term” shall mean the period of time described in Section 4.1 hereof (including any extension or continuation described therein).

(X)“Termination Pay” shall mean those payments so described in Section 8.2 hereof.

20.	SECTION 409A OF THE CODE
It is intended that this Agreement comply with Section 409A of the Code and the Treasury Regulations promulgated thereunder (and any subsequent notices or guidance issued by the Internal Revenue Service), and this Agreement will be interpreted, administered and operated accordingly. Nothing herein shall be construed as an entitlement to or guarantee of any particular tax treatment to the Employee.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed (the corporate signatory by the respective officer duly authorized) as of the day and year first above written.

EMPLOYEE: JOHN RICHARDSON /s/ John Richardson	EMPLOYER: A. SCHULMAN, INC. By:/s/ Andreas Guenther Name:Andreas Guenther Its: EVP, Chief Human Resources Officer

EXHIBIT A

1.	Employee's initial annual Base Salary will be $500,000.

2.
Upon the effective date of the Agreement, Employee will receive the following initial grants under the Company’s long-term equity incentive plans: an award of 50,000 restricted stock units subject to three-year vesting on a pro-rata basis (one-third on each anniversary of the date of grant).

3.
Employee will be entitled to participate in the Company's management bonus program ("Bonus Program") each fiscal year or partial fiscal year of the Company occurring during the Term of this Agreement commencing with the 2017 fiscal year. Unless otherwise mutually agreed, the Employee will participate in the Bonus Program at a target level of 70% of Employee’s Base Salary, with leverage ranging from 0% to 200% based upon performance metrics determined by the Compensation Committee ("Annual Bonus"). Upon expiration of the Term of this Agreement, Employee will be entitled to a pro rata amount of the Annual Bonus for the portion of fiscal year in which the Term expires calculated by dividing the target level of the Annual Bonus by 12, and multiplying the result by the number of calendar months completed in such fiscal year (e.g., if the Term expires on October 31, 2018, and the target level of the Annual Bonus for fiscal year 2019 is $245,000, the pro rata payment would be $40,833).

4.
Employee will be eligible for restricted stock and performance stock grants, stock options/grants and other discretionary awards and/or cash equivalents as approved by the Board consistent with the Company's long-term equity incentive plans, compensation philosophy and annual benchmarking commencing with the annual grant cycle for the 2017 fiscal year. The target level of Employee's initial long-term incentive award shall be 160% of the Employee’s Base Salary, with leverage ranging from 0% to 200% based upon performance metrics determined by the Compensation Committee. Consistent with the terms of the Company’s standard form of award agreement, Employee will immediately vest in the number of performance-based long-term incentive awards at the “target” level of performance in the event of a Change in Control during a performance period.

5.
Employee will be eligible for five weeks of paid vacation during each calendar year as an executive officer of the Company, which shall be taken in accordance with, and otherwise subject to, Employer’s vacation rules and policies.

EXHIBIT B

Effective November 1, 2016, as Executive Vice President, Chief Financial Officer, Employee shall report directly to the Employer’s Chief Executive Officer. Employee will have responsibility for Finance, Accounting, Treasury and Financial Planning and Analysis, with accountability to ensure timely and accurate budget analysis and financial review for the management team. Employee will also be responsible for all capital expenditure evaluations, cash flow analysis, banking relationship, and financial reporting. Employee will have such other duties and perform such other tasks as may, from time to time, be assigned to him by the Chief Executive Officer or the Board of Directors.